Exhibit 5.2

September 25, 2023	94909.00003

Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated September 21, 2023 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-251356) filed with the Commission under the Act on December 15, 2020, as amended (the “Registration Statement”), and the related prospectus, dated December 23, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of (i) 15,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and (ii) accompanying common stock purchase warrants to purchase up to 10,010,010 shares of Common Stock (the “Warrants”). The Shares and the Warrants are being sold to the Purchasers (as defined below) pursuant to that certain securities purchase agreement, dated September 21, 2023 (the “Purchase Agreement”), by and among the Company and the purchasers identified on the signature pages thereto (the “Purchasers”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Purchase Agreement, the form of Warrant, the Company’s Amended and Restated Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity, competency and authority of all individuals executing documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto; (vi) that no documents submitted to us have been amended or terminated orally or in writing, except as has been disclosed to us in writing; (vii) that the Purchase Agreement is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their terms and that they have not been amended or terminated orally or in writing; and (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof.

September 25, 2023

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the internal laws of the State of New York. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the Purchase Agreement, (assuming the due authorization, execution and delivery of the Warrants by the Company, and assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP